                                                                    EXHIBIT 23.1


                    [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Form 8-K/A Amendment No. 1, and to the incorporation by reference in the registration statements of Nortek, Inc. on Form S-8 (File No.'s 33-22527, 33-47897 and 333-39293), of our report, which includes an explanatory paragraph disclosing the Company has not utilized "push down" accounting in accordance with generally accepted accounting principles, as established by the Securities and Exchange Commission for public companies, dated February 20, 1998, on our audit of the consolidated financial statements of NuTone Inc. and Subsidiary as of December 31, 1997, and for the year then ended.


                                          /s/ PricewaterhouseCoopers LLP



Cincinnnati, Ohio
June 16, 1999